EXHIBIT 23.B


                                                                May 2, 1996



Morgan Stanley Group Inc.
1585 Broadway
New York, NY  10036

                            Morgan Stanley Group Inc.
                       Global Medium-Term Notes, Series D
                       Global Medium-Term Notes, Series E

Ladies and Gentlemen:

                  We have acted as special tax counsel to Morgan Stanley Group Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Prospectus Supplement dated May 2, 1996 relating to a Prospectus dated May 1, 1996 contained in the Company's Registration Statement on Form S-3 (Registration Statement No. 333-01655) (the "Registration Statement").

                  We are of the opinion that the statements set forth under the caption "United States Federal Taxation -- Foreign Holders" and "United States Federal Taxation -- United States Holders" in the Prospectus Supplement dated May 2, 1996 relating to the Prospectus dated May 1, 1996 and under the caption "Limitations on Issuance of Bearer Debt Securities and Bearer Debt Warrants" in the Prospectus dated May 1, 1996, contained in the Registration Statement, insofar as such statements relate to statements of law or legal conclusions under the laws of the United States or matters of United States law, fairly present the information called for and fairly summarize the matters referred to therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                      Very truly yours,

                                      /s/ Shearman & Sterling


PHB/LGZ